STOCK PURCHASE AGREEMENT

BY AND AMONG

NATIONAL RESEARCH CORPORATION,

OUTCOME CONCEPT SYSTEMS, INC.,

AND

THE SHAREHOLDERS AND WARRANTHOLDERS OF

OUTCOME CONCEPT SYSTEMS, INC.

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF SHARES		1
	1.1.	Purchase and Sale	1
	1.2.	Payments Due at Closing	5
	1.3.	Withholding	5

2.	REPRESENTATIONS AND WARRANTIES OF THE MAJOR HOLDERS AND COMPANY		6
	2.1.	Corporate	6
	2.2.	No Violation	8
	2.3.	Accuracy of Stock Purchase Consideration	8
	2.4.	Financial Statements	8
	2.5.	Tax Matters	9
	2.6.	Accounts Receivable	12
	2.7.	Absence of Certain Changes	12
	2.8.	Absence of Undisclosed Liabilities	14
	2.9.	No Litigation	14
	2.10.	Compliance With Laws and Orders	14
	2.11.	Title to and Condition of Properties	15
	2.12.	Insurance	16
	2.13.	Contracts and Commitments	16
	2.14.	Labor Matters	18
	2.15.	Employee Benefit Plans	18
	2.16.	Employment; Compensation	20
	2.17.	Trade Rights	20
	2.18.	Information Technology; Security and Privacy	21
	2.19.	Bank Accounts	21
	2.20.	Major Customers	21
	2.21.	Affiliates’ Relationships to Company	22
	2.22.	No Brokers or Finders	22
	2.23.	Treatment of Rights	22
	2.24.	Duty of Company and the Holders to Make Inquiry	22
	2.25.	Pro Forma Business Plan	22
	2.26.	Disclosure	22

3.	REPRESENTATIONS AND WARRANTIES OF THE HOLDERS		23
	3.1.	Title to Shares; Authority	23
	3.2.	No Violation	23
	3.3.	Brokers	23
	3.4.	Litigation	23

4.	REPRESENTATIONS AND WARRANTIES OF NRC		23
	4.1.	Corporate	23
	4.2.	Authority	24
	4.3.	No Violation	24
	4.4.	Litigation	24
	4.5.	Availability of Funds	24
	4.6.	No Brokers or Finders	24
	4.7.	Disclosure	24

5.	COVENANTS		25
	5.1.	Employment Agreements	25
	5.2.	Noncompetition; Confidentiality	25
	5.3.	Presentation of Audited Financial Information	26

i

	5.4.	Taxes	26
	5.5.	Sale of Business	27
	5.6.	Release	27
	5.7.	Waiver of Notice	27
	5.8.	Acknowledgement of Debt Payoff	27

6.	CONDITIONS PRECEDENT TO NRC’S OBLIGATIONS		27
	6.1.	Representations and Warranties True as of the Closing Date	27
	6.2.	Dentra Joint Venture	28
	6.3.	Pro Forma Business Plan	28
	6.4.	Financial Statements	28
	6.5.	Mercer Lease	28
	6.6.	Taxes	28
	6.7.	Compliance With Agreement	28
	6.8.	Absence of Litigation	28
	6.9.	Governmental Consents and Approvals	28
	6.10.	Escrow Agreement	28

7.	CONDITIONS PRECEDENT TO COMPANY’S AND HOLDERS’ OBLIGATIONS		28
	7.1.	Representations and Warranties True on the Closing Date	29
	7.2.	Compliance With Agreement	29
	7.3.	Absence of Litigation	29
	7.4.	Consents and Approvals	29
	7.5.	Escrow Agreement	29

8.	SHAREHOLDERS’ AGENT		29
	8.1.	Appointment	29
	8.2.	Limitation of Liability	30
	8.3.	Successor Shareholders’ Agent	30

9.	INDEMNIFICATION		30
	9.1.	Indemnification of NRC	30
	9.2.	Indemnification by Holders	30
	9.3.	Indemnification by NRC	31
	9.4.	Assertion of Claims	31
	9.5.	Indemnification of Third Party Claims	31

10.	CLOSING		33
	10.1.	Company Deliverables	33
	10.2.	NRC Deliverables	35

11.	MISCELLANEOUS		36
	11.1.	Disclosure Schedule	36
	11.2.	Disclosures and Announcements	36
	11.3.	Assignment; Parties in Interest	36
	11.4.	Law Governing Agreement	36
	11.5.	Amendment and Modification	36
	11.6.	Waiver	36
	11.7.	Notice	37
	11.8.	Expenses	38
	11.9.	Entire Agreement	38
	11.10.	Counterparts	39
	11.11.	Headings	39

Defined Terms	Section

2001 Stock Option Plan	2.1(f)
Affiliate	2.7(l)
Agreement	Page 1
Business	Page 1
CERCLA	2.10(c)
Claim	9.1
Closing	10
Closing Date	10
Closing Payment	1.2(d)
Code	2.5(q)
Company	Page 1
Company Working Capital	1.1(d)(i)
Common Stock	Page 1
Common Warrant	2.1(f)
Company Employees	2.15(a)
Company IT Systems	2.18
Company Transaction Expenses	1.2(c)
Contract	2.2
Dentra	6.2
Disclosure Schedule	11.1
Employee Plans	2.15(a)
Environmental Laws	2.10(c)
Epic	6.5
Equity Interests	2.1(g)
ERISA	2.15(a)
Escrow Agent	6.10
Escrow Agreement	1.2(e)
FIN 48	2.5(b)
GAAP	1.1(d)(i)
Governmental Entities	2.2
Holders	Page 1
Indemnified Party	9.4
Indemnifying Party	9.4
Indemnity Escrow Fund	1.2(e)
Laws	2.2
Liability	2.7(o)
Liens	2.11(a)
Litigation	2.9
Major Holders	2
Material Adverse Effect	2.1(c)
Necessary Consents	6.9
Neutral Auditor	1.1(d)(i)

Defined Terms	Section

New Lease Agreement	6.5
Non-Disclosure Agreement	11.9
NRC	Page 1
NRC’s Affiliates	9.1
Option Payment Amount	1.2(b)
Orders	2.2
Organizational Documents	2.2
Parties	Page 1
Preferred Stock	2.1(f)
Preferred Warrant	2.1(f)
Pro Forma Business Plan	2.25
Purchase Consideration	1.1(c)
Real Property	2.11(d)
Recent Balance Sheet	2.4(a)
Rights	1.1(b)
Shares	Page 1
Shareholders	Page 1
Shareholders’ Agent	Page 1
Shareholders’ Agent Expense Fund	1.2(e)
Statement	1.1(d)(i)
Stock Option Plans	2.1(f)
Stock Options	2.1(f)
Taxes	2.5(q)
Tax Return	2.5(q)
Threshold Amount	9.5(d)(ii)
Trade Rights	2.17
Treasury Regulations	2.5(q)
Warrants	Page 1
Waste	2.10(c)
Working Capital Escrow Fund	1.2(e)

Exhibit Index

Exhibit A	Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 3, 2010 (this “Agreement”), by and among NATIONAL RESEARCH CORPORATION, a Wisconsin corporation (“NRC”), OUTCOME CONCEPT SYSTEMS, INC., a Washington corporation (“Company”), the undersigned holders (collectively, the “Shareholders”) of the shares of the common stock of Company, no par value per share (the “Common Stock”), and the undersigned holders (collectively, the “Warrantholders”) of warrants to purchase shares of Common Stock (the “Warrants”).  The Shareholders and the Warrantholders are referred to herein collectively as the “Holders.”  NRC, Company and the Holders are referred to herein collectively as the “Parties.”

RECITALS

A.            Company is engaged in the provision of benchmarks and data driven management solutions and ongoing survey-based performance measurement services to the hospice and home care industry (the “Business”).

B.            The Boards of Directors of NRC and Company have each approved, and declared it to be advisable and in the best interests of their respective shareholders, for NRC to acquire Company upon the terms and subject to the conditions set forth herein.

C.            The Shareholders own all of the issued and outstanding shares of Common Stock (the “Shares”).

D.            NRC desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to NRC, upon the terms and subject to the conditions set forth in this Agreement.

E.            The Warrantholders are party hereto in their capacity as Warrantholders to receive the right to payment in exchange for the cancellation of their Rights under the terms of Section 1.1(b).

F.            The Holders wish to designate Amanda Twiss as their agent and attorney-in-fact (the “Shareholders’ Agent”) with the authority to act on their behalf in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF SHARES

1.1.         Purchase and Sale.

1.1(a)   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Article 10), each of the Shareholders shall sell, convey, assign, transfer and deliver to NRC all of the Shares set forth opposite such Shareholder’s name in Schedule 1.1, and NRC shall purchase and acquire from the Shareholders, all right, title and interest in and to the Shares, free and clear of any and all Liens (as defined in Section 2.11(a)), in exchange for the applicable portion of the Purchase Consideration as set forth in Schedule 1.1 subject to the terms hereof.

1.1(b)   Stock Options and Warrants.  NRC shall not assume any Warrants or Stock Options (as defined in Section 2.1(f)) (collectively, the “Rights”) in connection with the transactions contemplated hereby.

1.1(b)(i)          At the Closing, all outstanding and unexercised Warrants, whether vested or unvested, shall be cancelled and converted into and represent the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) the total number of shares of Common Stock issuable upon exercise in full of such Warrant, by (y) the amount, if any, by which (A) the amount of cash equal to the value of the portion of the Purchase Consideration payable for a share of Common Stock, exceeds (B) the exercise price per share attributable to such Warrant.  Payment for the Warrants shall be made pursuant to Section 1.2(d) hereof.

1.1(b)(ii)         At the Closing, all outstanding and unexercised Stock Options, whether vested or unvested, shall be cancelled and converted into and represent the right to receive an amount of cash (without interest) equal to the product obtained by multiplying (x) the total number of shares of Common Stock issuable upon exercise in full of such Stock Option, by (y) the amount, if any, by which (A) the amount of cash equal to the value of the portion of the Purchase Consideration payable for a share of Common Stock, exceeds (B) the exercise price per share attributable to such Stock Option.  Payment for the Stock Options shall be made pursuant to Section 1.2(b) hereof.

1.1(b)(iii)        Company agrees to take all reasonable actions it deems necessary to effect the transactions anticipated by this Section 1.1(b).

1.1(c)   Purchase Consideration.  The “Purchase Consideration” shall mean an amount equal to $15,000,000 as adjusted pursuant to Section 1.1(d), and less the sum of the Debt Payoff Amount (as defined in Section 1.2(a)) and the Company Transaction Expenses (as defined in Section 1.2(c)).

1.1(d)   Working Capital Adjustment.

1.1(d)(i)                  Attached hereto as Schedule 1.1(d) is a certificate prepared by Company and signed by Company’s chief executive officer (the “Statement”) setting forth in reasonable detail a calculation of Company’s good faith estimation of the Company Working Capital (“Estimated Working Capital”).  At the Closing, the Purchase Consideration shall be increased by the amount by which the Estimated Working Capital exceeds the Working Capital Target (as defined in Section 1.1(d)(ii)) or decreased by the amount by which the Working Capital Target exceeds the Estimated Working Capital.  If the Estimated Working Capital equals the Working Capital Target, there shall be no adjustment of the Purchase Consideration at Closing.  “Company Working Capital” shall mean, as of the Closing Date, the sum of Company’s cash balances, trade accounts receivable that are collectable (less a reserve for doubtful accounts), prepaid expenses and other current assets; less the sum of its current liabilities (including all non-recurring deferred revenue, the difference between the recurring deferred revenue and the fair value of the recurring deferred revenue based upon Emerging Issues Task Force Issue 01-03, which excludes profit associated with the selling effort because the selling effort was completed prior to the acquisition date, and all increases in tax reserves under Section 5.4), debt balances, the Termination Costs (as defined in Section 2.25) and other liabilities.  Notwithstanding the foregoing, Company Working Capital shall be calculated taking into account the effects of the Pro Forma Business Plan (as defined in Section 2.25) and shall exclude any assets or liabilities attributable to Dentra (as defined in Section 6.2) (other than cash or cash equivalents received upon dissolution of Dentra) and any accounts receivable older than 90 days.  The Statement shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied.  Within 45 days following the Closing, NRC shall review or cause to be reviewed the Statement to verify the accuracy of the determination of the Estimated Working Capital as set forth therein.  If NRC determines that the Company Working Capital (the Company Working Capital as determined by NRC, the “Revised Working Capital”) did not equal the Estimated Working Capital, NRC shall deliver to Shareholders’ Agent within such 45-day period a notice (an “Adjustment Notice”) setting forth the Revised Working Capital and the calculation thereof in reasonable detail.  If NRC does not timely deliver an Adjustment Notice to Shareholders’ Agent, or if NRC notifies Shareholders’ Agent that NRC has no objection to the Statement, Company’s determination of the Estimated Working Capital shall be final and binding on all parties.  If NRC timely delivers an Adjustment Notice to Shareholders’ Agent, Shareholders’ Agent shall have 15 days from receipt of the Adjustment Notice to provide written notice to NRC that it disputes the Adjustment Notice (a “Dispute Notice”), which Dispute Notice shall provide a reasonably detailed description of such dispute and Shareholders’ Agent’s calculation of the Company Working Capital.  If Shareholders’ Agent does not timely deliver a Dispute Notice to NRC, or if Shareholders’ Agent notifies NRC that it has no objection to the Adjustment Notice, NRC’s determination of the Revised Working Capital shall be final and binding on all parties and the Purchase Consideration shall be adjusted in accordance with the provisions of Section 1.1(d)(iii).  If Shareholders’ Agent timely delivers a Dispute Notice to NRC and Shareholders’ Agent and NRC are unable to mutually agree on the Company Working Capital within ten days following receipt by NRC of the Dispute Notice, NRC and Shareholders’ Agent shall select a nationally recognized independent accounting firm mutually satisfactory to NRC and Shareholders’ Agent (the “Neutral Auditor”) to review the Statement, the Adjustment Notice and the Dispute Notice (and all related information and documentation provided by the parties to the Neutral Accountant), which review shall include a determination of the Company Working Capital in accordance with the definition of Company Working Capital as set forth herein (the Company Working Capital as determined by the Neutral Auditor, the “Accountant’s Working Capital”), which determination shall be final and binding on all parties absent manifest error.  All fees and expenses of the Neutral Auditor shall be divided equally, with half to be paid by NRC and half deducted from the Working Capital Escrow Fund (as defined in Section 1.2(e)).

1.1(d)(ii)                  For purposes hereof, “Final Working Capital” shall equal (i) the Estimated Working Capital, if NRC does not timely deliver an Adjustment Notice in accordance with the provisions hereof (or agrees that it does not object to the Statement), (ii) the Revised Working Capital, if NRC timely delivers an Adjustment Notice in accordance with the provisions hereof and Shareholders’ Agent does not timely deliver a Dispute Notice (or agrees that they do not object to the Adjustment Notice), (iii) the Company Working Capital as mutually agreed upon by NRC and Shareholders’ Agent upon the resolution of any dispute regarding Company Working Capital pursuant hereto or (iv) the Accountant’s Working Capital, if the Neutral Auditor is engaged and delivers a calculation of the Accountant’s Working Capital. For purposes hereof, “Working Capital Target” means negative Fifty-Three Thousand Three Hundred Thirty-Three Dollars (-$53,333).

1.1(d)(iii)                 Immediately following final determination of the Final Working Capital in accordance with Section 1.1(d)(i):

(A)      if the Purchase Consideration was not adjusted at Closing pursuant to Section 1.1(d)(i), (1) if the Final Working Capital exceeds the Working Capital Target, NRC shall pay to each Shareholder and Warrantholder, and shall cause Company to pay to each Stock Option holder, within five days following the determination of the Final Working Capital, an amount equal to such Shareholder’s, Warrantholder’s and Stock Option holder’s respective pro rata share (as set forth in Schedule 1.1 hereto under the column entitled “Pro Rata Share”) of the amount by which the Final Working Capital exceeds the Working Capital Target, (2) if the Working Capital Target exceeds the Final Working Capital, NRC shall be entitled to reimbursement from the Working Capital Escrow Fund for the amount by which the Working Capital Target exceeds the Final Working Capital (provided that, if such excess amount is greater than the Working Capital Escrow Fund, NRC shall be entitled to further reimbursement from the Indemnity Escrow Fund in the amount of the difference); and (3) if the Final Working Capital equals the Working Capital Target, there shall be no adjustment to the Purchase Consideration pursuant to this Section 1.1(d)(iii), or

(B)       if the Purchase Consideration was adjusted at Closing pursuant to Section 1.1(d)(i), (1) if the Final Working Capital exceeds the Estimated Working Capital, NRC shall pay to each Shareholder and Warrantholder, and shall cause Company to pay to each Stock Option holder, within five days following the determination of the Final Working Capital, an amount equal to such Shareholder’s, Warrantholder’s and Stock Option holder’s respective pro rata share (as set forth in Schedule 1.1 attached hereto under the column entitled “Pro Rata Share”) of the amount by which the Final Working Capital exceeds the Estimated Working Capital; (2) if the Estimated Working Capital exceeds the Final Working Capital, NRC shall be entitled to reimbursement from the Working Capital Escrow Fund for the amount by which the Estimated Working Capital exceeds the Final Working Capital (provided that, if such excess amount is greater than the Working Capital Escrow Fund, NRC shall be entitled to further reimbursement from the Indemnity Escrow Fund in the amount of the difference); and (3) if the Final Working Capital equals the Estimated Working Capital, there shall be no further adjustment to the Purchase Consideration pursuant to this Section 1.1(d)(iii).

1.1(d)(iv)                 Following the Closing, NRC shall exercise commercially reasonable efforts to collect accounts receivable that were excluded from Company Working Capital because they were older than 90 days.  Notwithstanding anything contained in this Section 1.1(d)(iv) to the contrary, NRC shall undertake collection efforts for such accounts receivable in substantially the same manner following the Closing Date as is customary in the collection of accounts receivable arising in NRC’s own business prior to the Closing Date, provided that neither NRC nor Company shall be required to file suit, employ the services of a collection agency or commence any other official proceeding to collect any delinquent accounts included in such accounts receivable.  To the extent that NRC collects such accounts receivable in an amount (such amount, the “Excess Accounts Receivable”) greater than (1) if the Purchase Consideration was not adjusted at Closing pursuant to Section 1.1(d)(i), any excess of the Working Capital Target over the Final Working Capital that is not reimbursed to NRC from the Working Capital Escrow Fund or the Indemnity Escrow Fund or (2) if the Purchase Consideration was adjusted at Closing pursuant to Section 1.1(d)(i), any excess of the Estimated Working Capital over the Final Working Capital that is not reimbursed to NRC from the Working Capital Escrow Fund or the Indemnity Escrow Fund, NRC shall pay to each Shareholder and Warrantholder, and shall cause Company to pay to each Stock Option holder, an amount equal to such Shareholder’s, Warrantholder’s and Stock Option holder’s respective pro rata share (as set forth in Schedule 1.1 hereto under the column entitled “Pro Rata Share”) of the amount by which the Company Working Capital as of the Closing Date would have increased if the Excess Accounts Receivable had not been excluded from the Company Working Capital as of the Closing Date as accounts receivable older than 90 days.  NRC may make such payments by check, wire transfer or such other method that NRC reasonably deems appropriate and shall make such payments by the earlier of (A) one month following the date upon which the aggregate Excess Accounts Receivable collected since the previous payment (or, if no payment has yet been made, since the Closing Date) exceed $50,000 and (B) six months after NRC collects such Excess Accounts Receivable.

1.2.         Payments Due at Closing.

1.2(a)   Subject to the terms and conditions of this Agreement, at the Closing, NRC shall pay to each person listed on Schedule 1.2(a) attached hereto such amount set forth opposite such person’s name on Schedule 1.2(a) (the aggregate of all such amounts, the “Debt Payoff Amount”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.2(a).  At or prior to the Closing, Company shall deliver to NRC a payoff letter, effective as of the Closing, from each person listed on Schedule 1.2.(a).

1.2(b)   Subject to the terms and conditions of this Agreement, at the Closing, NRC shall pay to Company the Option Payment Amount (defined below) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.1.  At or promptly following the Closing, NRC shall cause Company to pay to each of the persons set forth on Schedule 1.1 attached hereto the amount set forth opposite such person’s name under the column titled “Cash Out Amount” on such schedule (the aggregate of all such amounts, the “Option Payment Amount”), less any applicable withholding taxes.

1.2(c)   Subject to the terms and conditions of this Agreement, at the Closing, NRC shall pay to each person listed on Schedule 1.2(c) attached hereto such amount set forth opposite such person’s name on Schedule 1.2(c) (the aggregate of all such amounts, the “Company Transaction Expenses”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.2(c).

1.2(d)   Subject to the terms and conditions of this Agreement, at the Closing, NRC shall pay to each Shareholder and each Warrantholder the amount set forth opposite such Shareholder’s and Warrantholder’s name on Schedule 1.1 hereto under the column titled “Closing Payment” by check or wire transfer of immediately available funds in accordance with the instructions set forth on Schedule 1.1.

1.2(e)    At the Closing, NRC shall deposit (i) $1,500,000 (the “Indemnity Escrow Fund”), (ii) $50,000 (the “Working Capital Escrow Fund”) and (iii) $25,000 (the “Shareholders’ Agent Expense Fund”), each into separate escrow accounts, with such amounts to be disbursed at the time and under the conditions set forth in this Agreement and the Escrow Agreement in the form attached to this Agreement as Exhibit A (the “Escrow Agreement”).

1.3.        Withholding.  Notwithstanding anything to the contrary in this Agreement, NRC and, at NRC’s election, Company or the Escrow Agent (as defined in Section 6.10) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted and withheld with respect to the making of such payment under the provisions of the Code and the Treasury Regulations (as defined in Section 2.5(q)) promulgated thereunder, or any provision of state, local or foreign Tax Law (as defined in Section 2.5(q)).  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity (as defined in Section 2.2), such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by NRC, Company or the Escrow Agent.

2.	REPRESENTATIONS AND WARRANTIES OF THE MAJOR HOLDERS AND COMPANY

As an inducement to NRC to execute and deliver this Agreement, Amanda Twiss and Lance Pilichowski (together, the “Major Holders”), jointly and severally, and Company, jointly and severally with the Major Holders, make the following representations and warranties to NRC, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore made by NRC, or any knowledge of NRC other than as specifically disclosed in the Disclosure Schedule (as defined in Section 11.1) delivered by Company at the time of the execution of this Agreement, and shall survive the consummation of the transactions provided for herein.

2.1.         Corporate.

2.1(a)   Organization.  Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington.  Company was incorporated on January 12, 1995.

2.1(b)   Corporate Power.  Company has all requisite corporate power and authority to own, operate and lease its assets and to carry on the Business as and where such is now being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

2.1(c)   Qualification.  Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the assets owned or leased by it, or the nature of its business (including due to its employment of individuals), makes such licensing or qualification necessary, except for such as will not have a material adverse effect on the Business or the financial condition, assets, Liabilities (as defined in Section 2.7(o)) or operations of Company (a “Material Adverse Effect”).  The jurisdictions in which Company is duly licensed or qualified to do business are listed in Schedule 2.1(c).

2.1(d)   Subsidiaries.  Other than Dentra, Company does not own or control, directly or indirectly, any equity interest in any corporation, partnership, limited liability company or other legal entity.

2.1(e)   Corporate Documents, etc.  The copies of the Amended and Restated Articles of Incorporation and By-Laws of Company, including any subsequent amendments thereto, that have been delivered by Company to NRC are true, correct and complete copies of such instruments as presently in effect.  The corporate minute book and stock records of Company that have been furnished to NRC for inspection are true, correct and complete and accurately reflect all material corporate action taken by Company.  The directors and officers of Company are set forth in Schedule 2.1(e).

2.1(f)    Capitalization of Company.  The authorized capital stock of Company consists entirely of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).  No shares of such capital stock are issued or outstanding except for 4,061,604 shares of Common Stock, all of which are owned of record and beneficially by the Shareholders in the respective numbers set forth in Schedule 1.1.  There are no accrued and unpaid dividends in respect of any Shares.  All Shares are validly issued, fully paid and nonassessable.  As of the date of this Agreement, there is an outstanding (i) Warrant representing the right to purchase 429,822 shares of Common Stock (the “Common Warrant”), (ii) Warrant representing the right to purchase 107,526 shares of Series A Preferred Stock (the “Preferred Warrant”) and (iii) outstanding stock options to purchase 947,395 shares of Common Stock (the “Stock Options”).  The Common Warrant was issued pursuant and subject in all respects to the Outcome Concept Systems, Inc. Stock Purchase Warrant issued as of October 29, 2008 by Company to Vox Advisors, LLC, a complete and correct copy of which has been provided to NRC, and the Preferred Warrant was issued pursuant and subject in all respects to the Outcome Concept Systems, Inc. Stock Purchase Warrant issued as of January 14, 2010 by Company to Columbia Pacific Opportunity Fund , L.P, a complete and correct copy of which has been provided to NRC.  The Stock Options were granted pursuant and subject in all respects to Company’s 2001 Stock Option Plan (the “2001 Stock Option Plan”) and Company’s 2000 Stock Option Plan (together with the 2001 Stock Option Plan, the “Stock Option Plans”), as listed on Schedule 2.1(f).  Each Stock Option was granted with an exercise price per share of Common Stock no less than the fair market value of a share of Common Stock on the date of the grant, as such fair market value was determined in good faith by Company’s Board of Directors in accordance with the rules and regulations pursuant to Section 409A of the Code, and qualifies for the tax treatment afforded to such stock option under the historical financial statements of Company.  The outstanding Rights are owned by the holders in the respective numbers set forth in Schedule 1.1.

2.1(g)   Other Equity Interests.  Except as set forth in Schedule 1.1 (which sets forth the names of the holders of the securities described therein, number of such securities held, and exercise prices of such securities) and Schedule 2.1(g), there are no (a) securities convertible into or exchangeable for any of Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company, (c) phantom stock or other rights the value of which is related to Company’s capital stock or other securities, or (d) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants, phantom stock rights or other rights (collectively, “Equity Interests”).

2.1(h)   Authorization; Enforceability. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the full performance thereunder have been duly authorized by the Board of Directors of Company.  No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  Company has delivered to NRC correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement by Company and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

2.2.        No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (collectively, “Governmental Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including, without limitation, under any “plant closing” or similar law) or (c) except as set forth in Schedule 2.2(c), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon the Shares, the Rights or any other Equity Interests of Company, or any of the assets, of Company under, any term or provision of the charter, bylaws or similar organizational documents of Company (together, the “Organizational Documents”) or of any oral or written contract, purchase order, sales order, license, lease or other material agreement, commitment, arrangement or understanding (each a “Contract”) to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

2.3.        Accuracy of Stock Purchase Consideration.

2.3(a)   The methodology for determining the portion of the Purchase Consideration on a per Share, per Right, pro rata and as converted basis, as the case may be, reflected on Schedule 1.1, is in accordance with the relative equity interests and all agreements, instruments and Laws applicable to the Shares and Rights, if any, and, as of the Closing, all Rights shall have been terminated and cancelled in accordance with the terms of such agreements, instruments and laws.

2.3(b)   NRC’s payment of the Purchase Consideration in accordance with the terms hereof is the only obligation NRC or Company shall have with respect to the Shares or Rights under existing agreements or instruments to which Company is a party.

2.4.        Financial Statements.

2.4(a)   Included as Schedule 2.4(a) are true and complete copies of the financial statements of Company consisting of (a) balance sheets of Company as of December 31, 2009 and 2008, the related statements of operations, stockholders’ deficit and cash flows for the years then ended (including the notes contained therein or annexed thereto) and an accompanying accountants’ review report, and (b) an unaudited consolidated balance sheet of Company as of June 30, 2010 (the “Recent Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows for the five months then ended.  Except as otherwise specifically identified and described in Schedule 2.4(a), all of such financial statements, including all notes and schedules contained therein or annexed thereto, are true, complete and accurate in all material respects, have been prepared in accordance with GAAP applied on a consistent basis, have been prepared in accordance with the books and records of Company, and present fairly, in all material respects, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

2.4(b)   Except as otherwise specifically described in Schedule 2.4(b), Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.4(c)   Schedule 2.4(c) contains a correct and complete copy of the most recent financial plan and projection that Company prepared in the ordinary course of business, together with a statement of the assumptions upon which such plan and projection are based and an order backlog that relates to such plan and projection.

2.5.        Tax Matters.

2.5(a)   Provision For Taxes.  All Taxes (including any interest and penalties) of Company attributable to periods preceding or ending with the date of the Recent Balance Sheet have been paid or have been included in a liability accrual for the specific unpaid Taxes on the Recent Balance Sheet.  The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet is sufficient for the payment of all Taxes of Company at the date of the Recent Balance Sheet and for all years and periods prior thereto.  Since the date of the Recent Balance Sheet, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.  All Taxes of Company attributable to periods ending on, before or including the Closing Date shall be paid or shall be included in a current liability accrual on the Closing Balance Sheet.  Schedule 2.5(a) sets forth the amount, due date and type of unpaid Taxes as of the Closing Date.  All such liability accruals for Taxes are and shall be complete and accurate in all respects.

2.5(b)   Tax Returns Filed and FIN 48 Compliance.  All Tax Returns (as defined in Section 2.5(q)) required to be filed by or on behalf of Company have been timely filed and, when filed, were true, correct and complete.  All Taxes owed and/or due, and the Taxes shown as due, on such Tax Returns, were paid or adequately accrued.  Company is currently not the beneficiary of any extension of time within which to file any Tax Return.  All expenses reported on any Tax Return filed by Company represent ordinary and necessary business expenses or otherwise are properly deductible in accordance with applicable Law.  True, correct and complete copies of all Tax Returns filed by Company for each of its five most recent fiscal years have been made available to NRC and are listed in Schedule 2.5(b).  Company is in full compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) and has made available to NRC all documents and work papers showing such compliance.  Company has adopted FIN 48 as of January 1, 2008 and, in accordance with FIN 48, has determined, assessed and measured, as of, and since, January 1, 2008, the benefits of all material tax positions taken in any income Tax Return, including all significant uncertain positions in all Tax years that are subject to assessment or challenge by relevant Taxing authorities. Company maintains adequate documentation (as required by FIN 48) to support such material positions and the measurement methodology for such position, and have provided such documentation to the NRC on or prior to the date hereof.

2.5(c)   Withholding.  Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with, and properly reported on Form W-2, Form 1099, or such other Tax Returns all, amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of Company.

2.5(d)   Tax Audits.  No claim has ever been made by any authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority.  The Tax Returns of Company that are under audit or have been audited by the Internal Revenue Service or other applicable Tax authorities, together with a true, correct and complete list of all powers of attorney granted by Company with respect to any Tax matter, are set forth in Schedule 2.5(d).  Company has not received from the Internal Revenue Service or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company.  Company has made available to NRC true, correct and complete copies of all Tax Returns, examination and audit reports, Internal Revenue Service Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by Company since January 1, 2005.  There are no outstanding agreements, contracts, waivers, or other arrangements extending the statutory period of limitations applicable to any Tax Return or applicable to the assessment or reassessment of any Tax.  There is no dispute or claim concerning any Tax of Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Major Holders and the directors and officers (and employees responsible for Tax matters) of Company has knowledge based upon personal contact with any agent of such authority.

2.5(e)   Consolidated Group.  Company is not, and has never been, a member of an affiliated group of corporations that filed a consolidated tax return.  Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor by contract or agreement, or otherwise.

2.5(f)    No Tax Liens.  Company is not subject to any Liens for Taxes (other than Liens for Taxes not yet due and payable).

2.5(g)   Tax Attributes.  Schedule 2.5(g) sets forth the following information with respect to Company as of the most recent practical date:  (i) the original and adjusted basis of Company in each of its assets; and (ii) the amount of any net operating loss, net capital loss, unused research and development or other credit, unused foreign tax, excess charitable contribution or other tax attribute of Company.

2.5(h)   Tax Positions.  Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or similar provision under state, local or foreign Tax law).  Company has not received a Tax opinion with respect to any transaction relating to Company other than a transaction in the ordinary course of business.  Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company.  Company is not party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.  Company has not entered into any transaction identified as (i) a “listed transaction” as defined in Treasury Regulation (as defined in Section 2.5(q)) Section 1.6011-4(b)(2), (ii) a “transaction of interest,” as defined in Treasury Regulation Section 1.6011-3(b)(6) or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulation Section 1.6011-4(c)(4)) to a “listed transaction” or a “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.  Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.  Company has timely and completely reported all “Reportable Transactions” as defined in Treasury Regulation Section 1.6011-4, if any, on its annual income Tax filings.  Company has no uncertain Tax positions other than those set forth on its FIN 48 workpapers.

2.5(i)    Consents and Rulings. Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other agreement or contract with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement or contract (including this Agreement) that under any circumstances could obligate it or NRC to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code, (vi) been a party to any Tax allocation, Tax sharing or Tax indemnification contract or other arrangement or (vii) filed or made any election for federal income Tax purposes under Sections 108, 168, 338, 341, 441, 471, 1017, 1033, 1502 or 4977 of the Code.

2.5(j)    Real Property Holding Company.  Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

2.5(k)   Accounting Methods.  Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481 or Section 482 of the Code (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) by reason of a change in accounting method or otherwise.

2.5(l)    Section 355 Transactions.  Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

2.5(m)  Tax Agreements and Arrangements.  Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or contracts or Tax orders of any government or governmental entity to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.  A true, correct and complete copy of all such Tax exemptions, Tax agreements or contracts or Tax orders have been delivered to NRC.  No property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

2.5(n)   Inclusion of Items.  Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or accrued on or prior to the Closing Date or (iii) method of accounting, including the use of the cash, modified cash, or modified accrual method of accounting, that defers the recognition of income to any period ending after the Closing Date.

2.5(o)   No Ownership Interests.  Except as set forth in Schedule 2.5(o), Company does not own, directly or indirectly, any capital stock, option, warrant, convertible debt, restricted equity, or any other ownership or equity interest in any person.

2.5(p)   Code Section 409A Compliance.  Any Employee Plan (as defined in Section 2.15(a)) that is a deferred compensation arrangement that is subject to, and not exempt from, Section 409A of the Code has been in good faith operational compliance with Section 409A of the Code on or after January 1, 2005, or if later, the date the legally binding right to such deferred compensation first arose.

2.5(q)   Definitions.

(i)  “Code” means the Internal Revenue Code of 1986, as amended.

(ii)  “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, business, commercial activity, margin, unincorporated business, commuter, transit, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), medicare, payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or fee of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by law, order, contract or otherwise.

(iii)  “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(iv)  “Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

2.6.        Accounts Receivable.  All accounts receivable and deferred revenue (i.e., costs in excess of billings) of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are the valid and legally binding obligations of the parties obligated to pay such amounts; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) within reasonable periods and in the ordinary course of business and without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.  Schedule 2.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.  Schedule 2.6 also identifies (a) any account receivable which is being retained by the customer pending completion or other milestone of the applicable contract; (b) any account receivable which is payable in installments over an extended period of time of at least 120 days; and (c) any sums owing to Company from employees of Company.

2.7.        Absence of Certain Changes.  Except as and to the extent set forth in Schedule 2.7, since the date of the Recent Balance Sheet, Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been:

2.7(a)   No Adverse Change.  Any material adverse change in the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Business or Company;

2.7(b)   No Damage.  Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business or the assets or Liabilities of Company;

2.7(c)   No Increase in Compensation.  Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued; or any increase in the number of employees of Company employed in the Business with the exception of at-will offer letters with newly-hired employees that have been disclosed to NRC pursuant to Section 2.16;

2.7(d)   No Labor Disputes.  Any labor dispute or disturbance;

2.7(e)   No Proposals or Commitments.  Any sales proposals, commitments or transactions by Company other than in the ordinary course of business consistent with past practice;

2.7(f)    No Distributions.  Any declaration, setting aside or payment of any dividend or any other distribution in respect of Company’s capital stock or other Equity Interests of Company; any redemption, purchase or other acquisition by Company of any capital stock or other Equity Interests of Company, or any security relating thereto; or any other payment to any shareholder of Company or holder of other Equity Interests of Company by virtue of being a shareholder or holder;

2.7(g)   No Disposition of Property.  Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale or disposition of properties or assets received pursuant to the dissolution of Dentra;

2.7(h)   No Material Acquisitions.  Any merger or consolidation with, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business of any person or entity, or any other acquisition of any material assets;

2.7(i)    No Indebtedness.  Any indebtedness incurred, assumed or guaranteed by Company;

2.7(j)    No Liens.  Any Lien made on any of the properties or assets of Company;

2.7(k)   No Amendment of Contracts.  Any entering into, amendment or early termination of any Contract relating to employment to which Company is a party other than as (i) contemplated pursuant to this Agreement or (ii) required by law; any entering into, amendment or early termination of any Contract between Company and any shareholder, director or officer of Company (or with any relative, beneficiary, spouse or Affiliate of any such person); any entering into, amendment or termination by Company of any material Contract in connection with or affecting the Business, or any release or waiver of material rights thereunder, other than in the ordinary course of business;

2.7(l)    Loans and Advances.  Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

2.7(m)  Credit and Price Concessions.  Any grant of credit or price concessions to any customer, distributor, consultant or sales representative of Company on terms or in amounts more favorable than those which have been extended to such person in the past, any other material change in the terms of any credit or price concessions heretofore extended, or any other material change of Company’s policies or practices with respect to the granting of credit or price concessions;

2.7(n)   Trade Rights.  Any agreement or settlement regarding the breach or infringement of any Trade Right (as defined in Section 2.17) or similar rights, or any modification or agreement to modify any existing rights with respect thereto;

2.7(o)   Deferral of Liabilities.  Any deferral, extension or failure to pay any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured (any “Liability”) of Company as and when the same become due or any allowance of the level of the Liabilities of Company to increase in any material respect or any prepayment of any of the Liabilities of Company;

2.7(p)   Accounting Principles.  Any material change in Company’s financial or Tax accounting principles or methods, except to the extent required by GAAP;

2.7(q)   Discharge of Obligations.  Any discharge, satisfaction of, or agreement to satisfy or discharge any Liability, other than current Liabilities shown on the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business;

2.7(r)    No Unusual Events.  Any other event or condition not in the ordinary course of business of Company; or

2.7(s)   Agreements.  Any agreements entered into to do any of the foregoing.

2.8.        Absence of Undisclosed Liabilities.  Except (i) to the extent specifically set forth or provided for on the Recent Balance Sheet, (ii) as a direct result of the transactions contemplated by this Agreement or (iii) as set forth in Schedule 2.8, Company does not have any Liabilities other than commercial Liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has had or is reasonably expected to have a Material Adverse Effect.

2.9.        No Litigation.  Except as set forth in Schedule 2.9, there is no action, suit, arbitration, proceeding or investigation, whether civil, criminal or administrative (“Litigation”) pending or, to Company’s or the Major Holders’ knowledge, threatened against Company, its directors or officers (in such capacities), the Business or any of Company’s assets or Liabilities.  To Company’s and the Major Holders’ knowledge, no event has occurred or action taken that is reasonably likely to result in such Litigation.  Schedule 2.9 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 2006.  Except as set forth in Schedule 2.9, neither Company nor its Business, assets or Liabilities is subject to any Order of any Government Entity.

2.10.     Compliance With Laws and Orders.

2.10(a)  Compliance.  Except as set forth in Schedule 2.10(a), to Company’s knowledge, Company (including each and all of its operations, practices, properties and assets in existence on the Closing Date) is in substantial compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations or product advertising.  Except as set forth in Schedule 2.10(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders.  To Company’s knowledge, all reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed.

2.10(b)  Licenses and Permits.  Company has all material licenses, permits, approvals, authorizations, registrations and consents of all Governmental Entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the facilities used in the Business.  All such licenses, permits, approvals, authorizations, registrations and consents are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby.  Except as set forth in Schedule 2.10(b), Company (including its operations, practices, properties and assets) is and has been in compliance in all material respects with all such permits and licenses, approvals, authorizations, registrations and consents.

2.10(c)  Environmental Matters.  The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances (“Hazardous Materials” but excluding janitorial and office supplies properly maintained) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, including, without limitation, the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and its state and local counterparts are herein collectively referred to as the “Environmental Laws.”  To Company’s knowledge, there is no past or present fact which is reasonably likely to interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order previously issued or entered against Company which is reasonably likely to result in a Material Adverse Effect.

2.11.      Title to and Condition of Properties.

2.11(a)  Marketable Title.  Company has good and marketable fee title to all assets and properties owned by Company, including, without limitation, all properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, encroachments, hypothecations, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”), except (i) restrictions imposed in any Order of a Governmental Entity; (ii) Liens disclosed on Schedule 2.11(a); (iii) Liens for Taxes not yet due and payable; (iv) Liens imposed by Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; and (v) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current purposes.  Company’s title to such assets and properties will not be affected in any way by the transactions contemplated hereby.  Company is not using, in the present conduct of the Business, any properties, rights or assets that are not owned, licensed or leased by it and which are material to the present operation of the Business.

2.11(b)  Condition.  All property and tangible assets (real or personal) owned or used by Company are in operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as presently conducted.  To the knowledge of Company, all buildings and other structures owned or otherwise used by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company).

2.11(c)  No Condemnation or Expropriation.  Except as may be set forth in any lease, license or sublease of Real Property, neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor, to Company’s knowledge, has any such condemnation, expropriation or taking been proposed.

2.11(d)  Real Property.  Schedule 2.11(d) lists all real property currently leased, used or occupied by Company (the “Real Property”).  The Company does not own any real property.

2.12.      Insurance.  Except for those Employee Plans disclosed in Schedule 2.15(a) of the Disclosure Schedule, set forth in Schedule 2.12 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and the assets or Liabilities of Company, true and correct copies of which have heretofore been delivered to NRC.  Schedule 2.12 sets forth a brief description of each pending claim in excess of $10,000 under each such policy other than health or disability.  All such policies are valid, outstanding and enforceable policies; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.  No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Holder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date.  Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years.  Company has duly and timely made all claims it has been entitled to make under each policy of insurance.  There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any Holder knows of any basis for denial of any claim under any such policy.  Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy.  Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

2.13.      Contracts and Commitments.

2.13(a)  Real Property Leases.  Except as set forth in Schedule 2.13(a), Company (whether as lessor or lessee) has no Contracts for the lease or occupancy of Real Property.

2.13(b) Personal Property Leases.  Except as set forth in Schedule 2.13(b), Company (whether as lessor or lessee) has no Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of $5,000 or involving any remaining performance over a period of more than 12 months.

2.13(c)  Sales Contracts and Commitments.  Set forth in Schedule 2.13(c) is a true and complete list of all Company’s material sales contracts, commitments and orders to or with customers in effect on the Closing Date.  All such contracts, commitments and orders were made the in ordinary course of business, and none of them is for a sales price which would reasonably be expected to result in a loss to Company (after giving effect to full amortization of overhead and selling, general and administrative expenses).

2.13(d)  Subcontracting.  Except as set forth in Schedule 2.13(d), Company has no subcontracting agreements, understandings, contracts or commitments (written or oral) in connection with or affecting the Business.  Schedule 2.13(d) also sets forth all such subcontracting agreements of Company in effect at any time since January 1, 2007.

2.13(e)  Other Material Contracts.  Company has no lease, license, contract or commitment of any nature (other than the Employee Plans set forth on Schedule 2.15(a)) involving consideration or other expenditure, or requiring Company to incur any costs, in excess of $25,000, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 2.13(e).

2.13(f)  Powers of Attorney.  Company has not given a power of attorney or proxy that is currently in effect to any person or entity.

2.13(g) Collective Bargaining Agreements.  Company has no collective bargaining Contract with any unions, guilds, shop committees or other collective bargaining groups.

2.13(h) Loan Agreements.  Except as set forth in Schedule 2.13(h), Company has no loan Contract, promissory note, letter of credit, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Indebtedness, as a signatory, guarantor or otherwise.

2.13(i)   Guarantees.  Except as set forth in Schedule 2.13(i), Company has not guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity.

2.13(j)   Governmental Contracts.  Except as set forth in Schedule 2.13(j), Company has no Contract with any Governmental Entity.

2.13(k)  Restrictive Agreements.  Except as set forth in Schedule 2.13(k), to Company’s knowledge, Company has no Contract (i) prohibiting or restricting Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (ii) relating to the location of employees or a minimum number of employees to be employed by Company, (iii) containing any “most favored nation,” “most favored customer” or similar provisions or (iv) granting any type of exclusive rights to any person or entity.

2.13(l)   Distribution Contracts.  Set forth in Schedule 2.13(l) is a true and complete list of all Company’s distribution or similar Contracts in effect on the Closing Date.  All such Contracts were made in the ordinary course of business.

2.13(m) No Default.  Company has delivered or made available to NRC complete and accurate copies of each Contract listed on the schedules named in this Section 2.13, and Company is not in default under any lease, Contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default by Company thereunder or cause the acceleration of any of Company’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company.  To Company’s knowledge, no third party is in default under any lease, Contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

2.14.      Labor Matters.  Except to the extent set forth in Schedule 2.14, (a) Company is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to Company’s knowledge, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company’s or any Major Holder’s knowledge, threatened against or affecting Company nor any secondary boycott with respect to products of Company; and (d) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company’s knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

2.15.      Employee Benefit Plans.

2.15(a)  Disclosure.  Schedule 2.15(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, employee benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), for the benefit of, or relate to, any persons employed by Company (“Company Employees”).  The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans,” and each individually as an “Employee Plan.”  True and correct copies of all the Employee Plans, including all amendments thereto, have heretofore been made available to NRC.  Company has never maintained, established, sponsored, participated in, or contributed to or been obligated to contribute to: (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (as defined in Section 4001 of ERISA); or (iii) any multiple employer plan described in Section 413 of the Code.  Company has no liability, contingent or otherwise, with respect to any employee benefit plan as a result of having been a member of a controlled group within the meaning of Code Section 414.

2.15(b)  Prohibited Transactions, etc.  There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan, and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against Liability incurred under any such agreement, instrument, Law or Order.

2.15(c)  Payments and Compliance.  With respect to each Employee Plan, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied, in all material respects, with, and each such Employee Plan conforms, in all material respects, in form and operation to, all applicable Laws and regulations, including but not limited to ERISA and the Code, and all reports and information relating to such Employee Plan required to be filed with any Governmental Entity have been timely filed; (iii) all material reports and information relating to each such Employee Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan which is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to Company’s knowledge nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan or against the assets of such Employee Plan; and (vi) no Employee Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

2.15(d)  Post-Retirement Benefits.  No Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Plan that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as Liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

2.15(e)  No Triggering of Obligations.  Except as set forth in Schedule 2.15(e), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

2.15(f)  Provision of Documents.  With respect to each Employee Plan, Company has made available to NRC:

2.15(f)(i)                  a copy of the annual report, if required under ERISA, with respect to each such Employee Plan for the last two years;

2.15(f)(ii)                 a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan, all material employee communications relating to such Employee Plan, and, unless the Employee Plan is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan;

2.15(f)(iii)                if the Employee Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

2.15(f)(iv)                the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Employee Plan that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan for which an annual report has been filed and made available to NRC pursuant to clause (i) of this Section 2.15, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

2.15(g) Future Commitments.  Company has no announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify, unless required by applicable laws, any existing Employee Plan.

2.16.      Employment; Compensation.  Schedule 2.16 contains a true and correct list of all current employees of Company as of the date hereof and all forms of compensation (including the respective amounts) paid to such employees in the five months ended May 31, 2010 (other than health, disability and other benefits subject to plans available to employees generally).  Since May 31, 2010, neither Company nor any Major Holder is paying or has agreed to pay, directly or indirectly, any compensation, fee or bonus to any employee of Company in excess of the rates or plans identified in Schedule 2.15(a) or Schedule 2.16.  Except as set forth in Schedule 2.15(a), neither Company nor any Major Holder is paying or has agreed to pay, directly or indirectly, any compensation, fee or bonus to any employee of Company in connection with the transactions contemplated by this Agreement.  Schedule 2.16 also sets forth a list by location in the United States of the number of former employees of Company whose employment was terminated within the 90-day period preceding the date of this Agreement.

2.17.      Trade Rights.  Schedule 2.17 lists (to the extent reasonably susceptible to listing) all Trade Rights (as defined below) owned by Company on the Closing Date. Schedule 2.17 specifies whether such Trade Rights are jointly owned by Company with a third party, and also indicates in which jurisdictions such registered Trade Rights are registered.  All Trade Rights shown as registered in Schedule 2.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.  To conduct the Business, as such is currently being conducted by Company immediately prior to the Closing, Company does not, to Company’s knowledge, require any Trade Rights that it does not already have sufficient rights to.  To Company’s knowledge, Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor, to the knowledge of Company, is any other person infringing the Trade Rights owned by Company.  Company has not granted any license or made any assignment of any Trade Right listed in Schedule 2.17, nor does Company have any obligation to pay after the Closing Date any royalties or other consideration for the right to use any Trade Rights of others except as listed in Schedule 2.17.  There is no Litigation pending or, to Company’s knowledge, threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights owned by Company.  All Trade Rights of Company set forth in Schedule 2.17 are valid, enforceable and in good standing, and to Company’s knowledge there are no equitable defenses to enforcement based on any act or omission of Company.  To Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not alter or impair any Trade Rights set forth in Schedule 2.17.  To Company’s knowledge, no methods, processes, procedures, apparatus or equipment used or held for use by Company use or include any proprietary or confidential information or any trade secrets misappropriated from another.  To Company’s knowledge, Company has no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of Company, and Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information.  Schedule 2.17 contains a correct and complete list of all pending research and development projects for which there has been a charge or cost allocation of $5,000 or more.  Company has made reasonable efforts to maintain the confidentiality of all Trade Rights from which Company derives independent economic value, actual or potential, from such Trade Rights not being generally known.  As used herein, the term “Trade Rights” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith;  and (iv) all inventions, software, mask works and mask work registrations, know how, discoveries, improvements, designs, trade secrets, shop and royalty rights and other intellectual property.

2.18.      Information Technology; Security and Privacy.  To Company’s knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary in the conduct of the Business (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry.  As of the Closing Date, to Company’s knowledge, the Company IT Systems are in good working condition to effectively perform all information technology operations of the Business as conducted by Company immediately prior to the Closing.

2.19.      Bank Accounts.  Schedule 2.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.20.      Major Customers.  Schedule 2.20 contains a correct and complete list of the 20 largest customers, including distributors, of Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.  Neither Company nor any Major Holder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers described in Schedule 2.20 will not continue to be customers of Company after the Closing at substantially the same level of purchases as heretofore.

2.21.      Affiliates’ Relationships to Company.

2.21(a)  Contracts With Affiliates.  All leases, contracts, agreements or other arrangements (except for those Employee Plans disclosed in Schedule 2.15(a) of the Disclosure Schedule) between Company and any Affiliate are described in Schedule 2.21(a).

2.21(b) No Adverse Interests.  Except as set forth in Schedule 2.21(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

2.22.      No Brokers or Finders.  Except for Merriman Curhan Ford, none of Company, any of the Major Holders or any of Company’s directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

2.23.      Treatment of Rights.  The treatment of outstanding and unexercised options granted under the Stock Option Plans and of the Warrants as of the Closing as contemplated by Section 1.1(b) does not violate or conflict with any of the provisions of the Stock Option Plans, the Warrants or any agreements reflecting the grant of options or warrants thereunder.  As of the Closing, all issued and outstanding Rights will terminate and there will be no undisclosed or contingent Liabilities of Company or NRC to the holders thereof as a result of or in any way related to the Rights.

2.24.      Duty of Company and the Holders to Make Inquiry.  To the extent that any of the representations and warranties made by Company and the Major Holders in this Agreement or any other document or instrument to be executed and delivered by Company or any Major Holder pursuant hereto are qualified by the knowledge of Company or the knowledge of the Major Holders, Company or the Major Holder, as applicable, has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including without limitation reasonable inquiry of those personnel of Company whose titles identify them as officers thereof.

2.25.      Pro Forma Business Plan.  The costs associated with terminating current activities of Company not included in the pro forma business plan set forth in Schedule 2.25 hereto (the “Pro Forma Business Plan”) equal $349,384.16 (the “Termination Costs”) as of the Closing Date.  The Pro Forma Business Plan has been communicated to those employees, service providers and contractual counterparties with respect to whom Company expects to incur Termination Costs.

2.26.      Disclosure.  No representation or warranty by Company in this Agreement, nor any written statement, certificate, schedule, document or exhibit hereto furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading.  All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company pursuant hereto shall be deemed representations and warranties by Company.  Each copy of an original document included in any Schedule is a true and correct copy of such document and includes all material exhibits, schedules, amendments, supplements or other modifications to such document.  Company has furnished to NRC access to true, accurate and complete copies of all documents that are listed or otherwise referenced in any Schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

As an inducement to NRC to execute and deliver this Agreement, each Holder, severally and not jointly, makes the following representations and warranties to NRC, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore made by NRC, or any knowledge of NRC, and shall survive the consummation of the transactions provided for herein.

3.1.         Title to Shares; Authority.  Such Holder is the lawful, record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Holder’s name on Schedule 1.1 hereto, with the full power and authority to transfer and otherwise dispose of such Shares, together with any and all rights and benefits incident to the ownership thereof, free and clear of all Liens.  Such Holder has full power and authority to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles.

3.2.         No Violation.  None of the execution, delivery or performance by such Holder of this Agreement or the consummation of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of, or a default under, (i) any material contract to which such Holder is a party or is bound, (ii) the charter, bylaws or similar organizational documents of such Holder or (iii) any Law or Order to which such Holder is subject.

3.3.         Brokers.  Such Holder has not authorized or retained any person to act as an investment banker, broker, finder or other intermediary who is entitled to any fee, commission or payment from Company or NRC in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.4.         Litigation.  There is no Litigation pending or, to the knowledge of such Holder, threatened, against such Holder, whether at law or in equity, or before or by any Governmental Entity, challenging, questioning the validity of or seeking to prevent the transactions contemplated by this Agreement or that would reasonably be likely to impair such Holder’s ability to fulfill its obligations hereunder.

4.	REPRESENTATIONS AND WARRANTIES OF NRC

As an inducement to Company and the Holders to execute and deliver this Agreement, NRC makes the following representations and warranties to Company and the Holders, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore made by Company or the Holders, or any knowledge of Company and the Holders, and shall survive the consummation of the transactions provided for herein.

4.1.         Corporate.

4.1(a)    Organization.  NRC is a corporation duly incorporated and organized and validly existing under the laws of the State of Wisconsin.

4.1(b)   Corporate Power.  NRC has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by NRC pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2.        Authority.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by NRC pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NRC, including the Board of Directors of NRC.  No other corporate act or proceeding on the part of NRC or NRC’s shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by NRC pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by NRC pursuant hereto will constitute, valid and binding agreements of NRC, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3.        No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by NRC pursuant hereto nor the consummation by NRC of the transactions contemplated hereby and thereby (a) will violate any Laws or any Orders of any Governmental Entities, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets or properties of NRC under, any term or provision of the Articles of Incorporation or By-Laws of NRC each as amended to date or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which NRC is a party or by which NRC or any of its assets or properties may be bound or affected.

4.4.        Litigation.  There is no Litigation pending or, to the knowledge of NRC, threatened against NRC, whether at law or in equity, or before or by any Governmental Entity, challenging, questioning the validity of or seeking to prevent the transactions contemplated by this Agreement or that would reasonably be likely to impair NRC’s ability to fulfill its obligations hereunder or under any other document or instrument to be executed and delivered by NRC pursuant hereto.

4.5.        Availability of Funds.  NRC currently has access to sufficient immediately available funds in cash to pay the Purchase Consideration and any other amounts to be paid by NRC pursuant to the transactions contemplated by this Agreement.

4.6.        No Brokers or Finders.  Neither NRC nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the preparation, execution or delivery of this Agreement or the transactions provided for herein or in connection with the negotiation thereof.

4.7.        Disclosure.  No representation or warranty by NRC in this Agreement, nor any written statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of NRC pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of NRC pursuant hereto shall be deemed representations and warranties by NRC.

5.	COVENANTS

5.1.        Employment Agreements.  On or prior to the Closing Date, the employees set forth in Schedule 5.1 hereto shall have executed and delivered waiver and/or letter agreements in a form reasonably acceptable to NRC with respect to the compensation arrangements between such employees and Company.

5.2.        Noncompetition; Confidentiality.  As an inducement to NRC to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, each of the individuals set forth in Schedule 5.2 hereto (the “Restricted Holders”) hereby individually covenants and agrees solely on behalf of themselves and no other Holder as follows:

5.2(a)    Covenant Not to Compete.  For a period commencing on the Closing Date and continuing until three years from the Closing Date or, for Restricted Holders who continue as or become an employee or other service provider of Company or its Affiliates after the Closing, the later of three years from the Closing Date and two years following the termination of such employment or other service, no Restricted Holder shall directly or indirectly:

(i)
engage in, continue in or carry on any business which competes with the Business in the Territory (defined below), or any business which competes with any business engaged in or proposed to be engaged in as disclosed in filings with the Securities and Exchange Commission by NRC as of the Closing or the date of such termination, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii)
consult with, advise or assist in any substantial way, whether or not for consideration, any business organization that is now or becomes a competitor of Company or NRC in any aspect with respect to the Business;

(iii)
solicit for employment any person who is or was employed by NRC or Company as part of the Business in the Territory during the then immediately preceding 12 months, or actively induce or otherwise assist any other person or entity in soliciting for employment any person who is or was employed by NRC or Company in the Territory during the then immediately preceding 12 months, without the prior written consent of NRC; or

(iv)
unless agreed to by NRC in writing and in advance, solicit, request or seek any business that is related to the Business (as the Business is conducted by Company immediately prior to the Closing, or is then currently, conducted) from any then current customer or vendor of Company or NRC in the Territory or from any customer or vendor of Company or NRC in the Territory during the two year period prior to (A) in the case of Restricted Holders who continue as or become an employee or other service provider of Company or its Affiliates, the date on which such employment or service terminates or (B) in the case other Restricted Holders, the Closing Date, or request, induce or advise any such customers and vendors to withdraw, curtail or cancel their business with Company or NRC;

provided that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over the counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation.  The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States and Canada (“Territory”).  The parties agree that NRC may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business.  In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

5.2(b)   Covenant of Confidentiality.  No Restricted Holder shall at any time subsequent to the Closing, except as explicitly requested by NRC, or except as required by them for income tax purposes or to prove to any Governmental Entity that they have complied or are complying with their obligations during any period when they are or were officers or directors or employees of Company, or except as required to be disclosed by any Laws or Orders, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company.  For purposes hereof, “confidential information” shall mean and include, without limitation, all confidential Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company’s processes, products and marketing methods which is not generally known, and which is not in the public domain (unless such confidential information was disclosed to the public through the fault of the Restricted Holder).

5.2(c)    Equitable Relief for Violations.  Each Restricted Holder agrees that the provisions and restrictions contained in this Section 5.2 are necessary to protect the legitimate continuing interests of NRC in acquiring the Shares and the Business, that NRC would not have agreed to buy the Shares and the Business or entered into this Agreement without the inclusion of the provisions and restrictions contained in this Section 5.2, and that any violation or breach of these provisions will result in irreparable injury to NRC for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to NRC for such violation or breach and regardless of any other provision contained in this Agreement, NRC shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

5.3.         Presentation of Audited Financial Information.  NRC will pay to KPMG LLP up to $20,000 of the cost of the audit services reasonably required to prepare full year audited financial statements of Company for 2009 (the “2009 Audit”).  The remainder of the cost of the 2009 Audit shall constitute a Company Transaction Expense for purposes of this Agreement.  Company will use commercially reasonable efforts to complete the 2009 Audit no later than 30 days after Closing.

5.4.         Taxes.  Company and Shareholders’ Agent shall cooperate fully with NRC to the extent necessary for NRC to obtain information regarding the Taxes and historical Tax Returns and positions of Company and to agree on reserves to be set for any adverse Tax positions that taxing authorities may assert.

5.5.         Sale of Business.  NRC and Company agree that the transaction contemplated by this Agreement constitutes a sale of a trade or business within the meaning of Section 41(f)(3) of the Code.  Company and the Major Holders will provide to NRC, upon request, all information necessary in order to permit NRC to apply the provisions of Section 41(f)(3)(A) of the Code.

5.6.         Release.  Effective as of the Closing, each Holder does for himself, herself or itself and his, her or its respective heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge NRC and its Affiliates (including, for this purpose, Company) and their respective shareholders, directors, officers, employees, agents and other representatives (together, the “Released Parties”) from all Released Matters.  It is the intention of the Holders in executing the release contained in this Section 5.6, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters.  Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 5.6 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud, willful misconduct or willful misrepresentation, or the breach of any applicable law on the part of such Released Party.  For purposes of this Agreement, “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, that such Holder now has, or at any time previously had, or shall or may have in the future, as a shareholder, officer, director, contractor, consultant or employee of Company, arising by virtue of or in any matter related to any actions or inactions with respect to Company or its affairs with respect to Company on or before the Closing; provided that Released Matters shall not include any rights (i) under this Agreement or any other documents and agreements entered into in connection herewith or with respect to the transactions contemplated hereby or (ii) as an officer or director of Company with respect to any rights to indemnification under the Organizational Documents, under applicable law or otherwise.

5.7.         Waiver of Notice.  Each Holder hereby waives any advance notice provisions contained in the Organizational Documents, the Washington Business Corporation Act, the Warrants or any other Company securities held by such Holder relating to or triggered by the transactions contemplated by this Agreement.

5.8.         Acknowledgement of Debt Payoff.  Each Holder set forth in Schedule 1.2(a) hereto hereby acknowledges and agrees that upon receipt of the payoff amount set forth next to such Holder’s name in Schedule 1.2(a) hereto, the debt instrument and/or agreement between such Holder and Company will automatically terminate and Company will owe no further obligations with respect thereto.

6.	CONDITIONS PRECEDENT TO NRC’S OBLIGATIONS

Each and every obligation of NRC to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

6.1.         Representations and Warranties True as of the Closing Date.  Each of the representations and warranties made by Company and Holders in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by Company and Holders in this Agreement that is not so qualified and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company or any Holder pursuant to this Agreement, shall be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by NRC.

6.2.         Dentra Joint Venture.  Company shall have delivered to NRC a true and correct copy of the agreement and plan of dissolution executed by Dentra Corp., a Washington corporation (“Dentra”) and its shareholders, documenting the termination of all management or shared services or similar agreements between Company and Dentra, and evidence reasonably satisfactory to NRC that Company’s disposition of its interest in Dentra and the business conducted by Dentra has been or will be completed effective as of the Closing Date.

6.3.         Pro Forma Business Plan.  The Pro Forma Business Plan shall have been developed and mutually agreed upon by NRC, Shareholders’ Agent and Company.

6.4.         Financial Statements.  Company and Shareholders’ Agent shall have provided to NRC (i) statements of Company’s 2009 full year and 2010 partial year revenues in accordance with GAAP along with any supporting materials reasonably requested by NRC and (ii) full year financial statements of Company for 2009 in accordance with GAAP.

6.5.         Mercer Lease.  The lease agreement, dated as of January 26, 2009, by and between Company and EPIC Property Management LLC (“Epic”) relating to the Mercer Professional Building shall have been terminated by mutual agreement of the parties thereto and replaced by a lease with a fixed term expiring on January 31, 2011 substantially in the form set forth in Schedule 6.5 (the “New Lease Agreement”).

6.6.         Taxes.  Company and Shareholders’ Agent shall have agreed with NRC on reserves to be set for any adverse Tax positions that taxing authorities may assert with respect to Company as contemplated by Section 5.3.

6.7.         Compliance With Agreement.  Company and the Holders shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.1.

6.8.         Absence of Litigation.  No Litigation shall have been commenced or overtly threatened, and no investigation by any Government Entity shall have been commenced, against any Party or any of their respective affiliates with respect to the transactions contemplated hereby.

6.9.         Governmental Consents and Approvals.  All consents, approvals, orders or authorizations of, or registrations or filings with, any Governmental Entity that are required to effect the transactions contemplated hereby (the “Necessary Consents”) shall have been received and delivered to NRC not less than two business days prior to the Closing.

6.10.      Escrow Agreement.  The Escrow Agreement shall have been executed by Company, Shareholders’ Agent and U.S. Bank National Association (the “Escrow Agent”).

7.	CONDITIONS PRECEDENT TO COMPANY’S AND HOLDERS’ OBLIGATIONS

Each and every obligation of Company and the Holders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

7.1.         Representations and Warranties True on the Closing Date.  Each of the representations and warranties made by NRC in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by NRC in this Agreement that are not so qualified and the statements contained in any instrument, list, certificate or writing delivered by NRC pursuant to this Agreement, shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects, as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Company and Shareholders’ Agent.

7.2.         Compliance With Agreement.  NRC shall have in all material respects performed and complied with all of NRC’s agreements and obligations under this Agreement which are to be performed or complied with by NRC prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.2.

7.3.         Absence of Litigation.  No injunction or other restrictive order shall be in force against any Party or any of their respective affiliates restraining or preventing the transactions contemplated hereby.

7.4.         Consents and Approvals.  All Necessary Consents shall have been received and delivered to Company not less than two business days prior to the Closing; provided that this Section 7.4 shall not be available to Company or Holders with respect to the Necessary Consents that are not (and should have been) disclosed as necessary pursuant to Section 2.2.

7.5.         Escrow Agreement.  The Escrow Agreement shall have been executed by NRC and the Escrow Agent.

8.	SHAREHOLDERS’ AGENT

8.1.         Appointment.  Shareholders’ Agent and its duly-appointed successor in accordance with Section 8.3 below are hereby irrevocably constituted and appointed by Company and the Holders as the representatives of all of the Holders through whom all actions on behalf of the Holders relating to this Agreement after the Closing Date shall be made or directed, and it is hereby acknowledged that Shareholders’ Agent shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement on behalf of the Holders.  Company and the Holders further acknowledge that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the Closing or the disability, death or incompetency of any or all of the Holders.  Shareholders’ Agent is authorized, in its sole discretion (1) to dispute, refrain from disputing, consent to, assume the defense of, arbitrate, litigate or settle any claim made by NRC or NRC’s Affiliates under this Agreement, (2) to negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, and make any determinations under this Agreement, and to sign any releases or other documents with respect to such dispute or remedy, and (3) to give such instructions and do such other things and refrain from doing such things as Shareholders’ Agent shall deem appropriate to carry out the provisions of this Agreement.  The Holders shall be bound by all notices received, agreements and determinations made by and documents executed and delivered by Shareholders’ Agent under this Agreement and within the scope of this appointment.  By executing and delivering this Agreement under the heading “Shareholders’ Agent” on the signature page hereof, Amanda Twiss hereby accepts her appointment and authorization to act as Shareholders’ Agent on behalf of the Holders in accordance with the terms of this Agreement.

8.2.          Limitation of Liability.  Shareholders’ Agent shall not be personally liable to the Holders for any action taken, suffered or omitted by it in good faith under this Agreement or in connection with any claim.  In acting hereunder, Shareholders’ Agent may rely upon, and shall be protected in acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties.  Shareholders’ Agent may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by Shareholders’ Agent in such capacity in good faith and in accordance with such opinion of counsel.  Shareholders’ Agent may perform its duties either directly or by or through their agents or attorneys, and Shareholders’ Agent shall not be responsible to the Holders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by them.  The expenses incurred by Shareholders’ Agent in connection with the administration and carrying out of its duties pursuant to this Agreement shall be reimbursed from the Shareholders’ Agent Expense Fund.

8.3.          Successor Shareholders’ Agent.  In the event that Shareholders’ Agent becomes unable or unwilling to continue in its capacity as Shareholders’ Agent under this Agreement, the holders of a majority of the interests represented by the Holders shall appoint a successor Shareholders’ Agent.  If for any reason no successor Shareholders’ Agent has been appointed pursuant to the foregoing sentence within 60 days after a Shareholders’ Agent becoming unable or unwilling to continue, NRC shall have the right to petition a court of competent jurisdiction for appointment of a successor.  The holders of a majority of the interests represented by the Holders may vote to remove a Shareholders’ Agent with or without cause and appoint a successor.  The appointment of any successor Shareholders’ Agent shall not be binding on NRC unless and until notice thereof is given to NRC.

9.	INDEMNIFICATION

9.1.          Indemnification of NRC.  Subject to the terms and conditions of this Article 9, each Major Holder, jointly and severally, hereby agrees to indemnify, defend and hold harmless NRC and its directors, officers, employees and controlled and controlling persons (hereinafter “NRC’s Affiliates”) and Company after the Closing from and against all Claims asserted against, resulting to, imposed upon, or incurred by NRC, NRC’s Affiliates or Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to Section 2 of this Agreement, or (b) the breach of any covenant of Company contained in this Agreement.  The term “Claims” shall include (i) all debts, Liabilities and obligations; (ii) all losses, damages, judgments, awards, reasonable settlements, Taxes, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

9.2.          Indemnification by Holders.  Subject to the terms and conditions of this Article 9, each Holder, severally and not jointly, hereby agrees to indemnify, defend and hold harmless NRC and NRC’s Affiliates after the Closing from and against all Claims asserted against, resulting to, imposed upon, or incurred by NRC or NRC’s Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of such Holder contained in or made pursuant to Section 3 of this Agreement, or (b) the breach of any covenant of such Holder contained in this Agreement.

9.3.         Indemnification by NRC.  Subject to the terms and conditions of this Article 9, NRC hereby agrees to indemnify, defend and hold harmless each Holder from and against all Claims asserted against, resulting to, imposed upon or incurred by such Holder, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of NRC contained in or made pursuant to this Agreement, or (b) the breach of any covenant of NRC contained in this Agreement.

9.4.         Assertion of Claims.  To bring a claim for indemnification not arising from a third party claim under this Article 9, the party or parties to be indemnified (whether one or more, the “Indemnified Party”), shall give the Major Holders, in the case of a claim pursuant to Section 9.1, Shareholders’ Agent, in the case of a claim pursuant to Section 9.2, or NRC in the case of a claim pursuant to Section 9.3 (as applicable, the “Indemnifying Party”), written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, as promptly as practicable after becoming aware of such claim.  Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby.

9.5.         Indemnification of Third Party Claims.  The obligations and Liabilities of any party to indemnify any other under this Article 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions.

9.5(a)    Notice and Defense.  The Indemnified Party shall give the Indemnifying Party prompt written notice of any such Claim, and the Indemnifying Party shall undertake the defense, compromise or settlement thereof by representatives chosen by it.  In all matters concerning the Holders, Shareholders’ Agent shall give and receive notice and otherwise act in all respects on the Holders’ behalf.  Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby.  So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim.  The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.  The final determination of such third party Claim, including all related costs and expenses, will be binding and conclusive upon the parties to this Agreement as to the validity or invalidity, as the case may be, of such third party Claim.  Any costs of the Indemnifying Party ordered to be paid by, or recovered from, any such third party as a result of such third party Claim will be assigned by the Indemnified Party to the Indemnifying Party which undertook the defense.

9.5(b)   Failure to Defend.  If the Indemnifying Party, within 20 days after notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

9.5(c)    Payment/Setoff; Indemnity Escrow Fund.  The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party.  Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.  Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.  In the case of a claim for indemnification not arising from a third party Claim, the Indemnifying Party shall promptly pay the Indemnified Party any amount due pursuant to Section 9.4, or, if the Indemnifying Party disputes such claim, in whole or in part, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 11.4.  From the Closing Date until the disbursement of the Indemnity Escrow Fund in accordance with the Escrow Agreement, NRC’s and NRC’s Affiliates’ initial source of indemnification under this Article 9 for breaches of representations or warranties shall be the Indemnity Escrow Fund.

9.5(d)   Limitations on Indemnification.  Except for any fraud, intentional misrepresentation or a deliberate and willful breach of any representations or warranties, as to which claims may be brought without limitation as to time or amount:

9.5(d)(i)                   Time Limitation.  No claim or action shall be brought under this Article 9 for breach of a representation or warranty after the date that is 18 months after the Closing Date.  Regardless of the foregoing or any other provision of this Agreement:

(A)      There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Company and the Major Holders in or pursuant to Sections 2.1, 2.2 and 2.22, and Company and the Major Holders hereby waive all applicable statutory limitation periods with respect thereto.

(B)       There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by the Holders pursuant to Sections 3.1, 3.2 and 3.3, and the Holders hereby waive all applicable statutory limitation periods with respect thereto.

(C)       The representations and warranties made by NRC pursuant to Sections 4.1, 4.2, 4.3 and 4.6 will survive until final payment in full of the Purchase Consideration.

(D)      All covenants contained in this Agreement shall survive until performed.

(E)       Any claim or action brought for breach of any representation or warranty made by Company in or pursuant to Section 2.5 or Section 2.15 may be brought at any time during the period expiring 60 days following the expiration of the applicable statute of limitations (as such period may be extended by waiver or consent of any party, provided that the Company and NRC shall extend such period only upon notice to and consent from Shareholders’ Agent, which consent shall not be unreasonably withheld).

9.5(d)(ii)                  Amount Limitation.  NRC and NRC’s Affiliates shall not be entitled to indemnification under Section 9.1 for breach of a representation or warranty unless the aggregate of the Major Holders’ indemnification obligations to them pursuant to Section 9.1 (but for this Section 9.5) exceeds $75,000 (the “Threshold Amount”); but in such event, NRC and NRC’s Affiliates shall be entitled to indemnification in full for all breaches of such representations and/or warranties.  Notwithstanding the foregoing, the Threshold Amount shall not apply and NRC and NRC’s Affiliates shall be entitled to dollar-for-dollar recovery in respect of Claims in connection with breaches of representations and/or warranties contained in Sections 2.1, 2.2, 2.5, 2.10(a), 2.15, 2.23, 3.1, 3.2 and 3.3.  The maximum aggregate Liability of the Major Holders under this Agreement with respect to Claims arising out of or resulting from any breaches of representations or warranties set forth in this Agreement shall not exceed $3,000,000 (inclusive of the Indemnity Escrow Fund).  All claims for indemnification under Section 9.2 shall be satisfied on a several and not joint basis and under no circumstance shall any Holder be liable for indemnification pursuant to Section 9.2 in an aggregate amount in excess of the amount of the Purchase Consideration actually received by such Holder or its successor or assign.

9.5(d)(iii)                 No losses, Liability, damage or deficiency shall constitute damages for which indemnification may be sought hereunder to any party to the extent of any insurance proceeds actually received by such party with respect to such losses, Liability, damage or deficiency (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds).

9.5(d)(iv)                 Anything contained in this Agreement to the contrary notwithstanding, no Holder, NRC or NRC’s Affiliates will be entitled to any recovery under this Agreement for its own consequential, incidental or indirect damages.

9.5(d)(v)                  Anything contained in this Agreement to the contrary notwithstanding, each Major Holder, jointly and severally, hereby agrees to indemnify, defend and hold harmless NRC, NRC’s Affiliates and Company after the Closing from and against all Claims (1) asserted by the former holders of Stock Options against NRC, NRC’s Affiliates or Company by reason of, arising out of, resulting from or otherwise in connection with the Stock Options (other than any claim, suit or cause of action based solely on an allegation that Company or NRC, as applicable, has not paid the Option Payment Amount in accordance with Section 1.2(b) or that Company or NRC, as applicable, has not paid the amounts due to the former holders of Stock Options in accordance with the Escrow Agreement) and/or (2) asserted against, imposed on or incurred by NRC, NRC’s Affiliates or Company for or relating to state sales or use taxes, or the failure to file Tax Returns relating to state sales or use taxes, for all periods up to the Closing Date.

10.	CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date of this Agreement (the “Closing Date”) at the offices of Foley & Lardner LLP, 777 E. Wisconsin Ave., Milwaukee, Wisconsin, at 10:00 a.m., local time.

10.1.      Company Deliverables.  At the Closing, Company shall deliver to NRC the following, in each case duly executed or otherwise in proper form:

10.1(a)   Stock Certificates.  A stock certificate or certificates representing all of the Shares, duly endorsed for transfer or with duly executed stock powers attached.

10.1(b)   Compliance Certificate.  A certificate signed by the Chief Executive Officer of Company on behalf of Company and by the Major Holders certifying that (i) all the conditions set forth in Article 6 have been satisfied (except to the extent waived in writing by NRC) and (ii) each of the representations and warranties made by Company and the Major Holders in Section 2 of this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by Company and the Major Holders in Section 2 of this Agreement that is not so qualified and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company or any Major Holder pursuant to this Agreement, shall be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by NRC.

10.1(c)   Certified Resolutions.  Certified copies of the resolutions of the Board of Directors of Company and of any Major Holder that is a corporation, limited liability company or other entity, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

10.1(d)   Articles; By-Laws.  A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Amended and Restated Articles of Incorporation of Company certified by the Secretary of State of the State of Washington.

10.1(e)   Incumbency Certificate.  Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered by Company to NRC pursuant to the terms hereof.

10.1(f)    Resignations. The resignations of Amanda Twiss, Lance Pilichowski, Jose David, Robert Felton, David Weld, Christine Lang, Mary Oakes, Jeff Gilbert and Jeffrey Brown as directors and/or officers, as the case may be, of Company, effective as of the Closing Date, in form and substance reasonably satisfactory to NRC, duly executed by such persons.

10.1(g)   Consents to Assignment.  Each of the third party consents set forth on Schedule 10.1(g) in form and substance reasonably satisfactory to NRC.

10.1(h)   Minute Books and Stock Records.  The original minute books, stock records and similar organizational documents of Company, with the stock records reflecting the transfer of the Shares to NRC as of the Closing Date.

10.1(i)    New Lease Agreement.  The New Lease Agreement referred to in Section 6.5 duly executed by Epic and Company.

10.1(j)    Escrow Agreement.  The Escrow Agreement referred to in Section 6.10 duly executed by the Escrow Agent, Shareholders’ Agent and Company.

10.1(k)   Form W-9.  A Form W-9 properly completed and executed by each Holder.

10.1(l)    Section 1445 Affidavit.  An affidavit from Company, in form and substance reasonably satisfactory to NRC, to the effect that no interest in Company is a “U.S. real property interest” within the meaning of Treasury Regulations Section 1.1445-2(c) and Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that NRC is exempt from withholding any amounts from the Purchase Consideration payable hereunder.

10.1(m)  Amendment of Employee Plans.  Evidence reasonably satisfactory to NRC of the amendment or termination of each Employee Plan that is subject to Section 409A of the Code to bring such Employee Plan into compliance with Section 409A of the Code and the regulations thereunder.

10.1(n)  Termination of Warrants and Option Plans.  Evidence reasonably satisfactory to NRC of the termination of all stock option plans, warrant agreements and any other equity rights plans, agreements or arrangements (including, but not limited to, stock option notification letters evidencing the termination of Stock Options granted under Company’s 2000 Stock Option Plan), effective as of the Closing Date.

10.1(o)  Disposition of Dentra.  Evidence reasonably satisfactory to NRC that Company’s disposition of its interest in Dentra and the business conducted by Dentra has been or will be completed effective as of the Closing Date.

10.1(p)   Other Documents.  All other documents, instruments or writings required to be delivered to NRC at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as NRC may reasonably request.

10.2.           NRC Deliverables.  At the Closing, NRC shall deliver to Company, Shareholders’ Agent or the Holders, as applicable, the following, in each case duly executed or otherwise in proper form:

10.2(a)   Closing Payments.  NRC shall have made all payments required to be made pursuant to Section 1.2 by wire transfer of immediately available funds in accordance with Section 1.2 hereof.

10.2(b)   Compliance Certificate.  A certificate signed by the Chief Executive Officer of NRC that, except to the extent that such representations and warranties speak as of an earlier date, each of the representations and warranties made by NRC in this Agreement is true and correct, on and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date (except for any changes consented to in writing by Company and Shareholders’ Agent), and that NRC has performed and complied in all material respects with all of NRC’s obligations under this Agreement that are to be performed or complied with on or prior to the Closing Date.

10.2(c)   Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of NRC authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

10.2(d)  Incumbency Certificate.  Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders’ Agent by NRC pursuant to the terms hereof.

10.2(e)   Other Documents.  All other documents, instruments or writings required to be delivered to Company or Shareholders’ Agent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company or Shareholders’ Agent may reasonably request.

11.	MISCELLANEOUS

11.1.       Disclosure Schedule.  The Schedules to which statements in Articles 2 and 3 refer (the “Disclosure Schedule”), have been compiled, dated and delivered by Company via email or overnight courier to NRC on the date of this Agreement.  Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any statement not qualified by reference to the Disclosure Schedule or, except with regard to information set forth on the face of any Schedule that makes reasonably apparent its applicability to any other Schedule, with respect to any other article or section of this Agreement or for any other purpose.  The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

11.2.       Disclosures and Announcements.  Announcements concerning the transactions provided for in this Agreement by NRC, Company, or the Holders shall be subject to the approval of the other parties in all essential respects, except that approval of the other parties shall not be required as to a press release, public announcement or filing with a Governmental Entity to the extent that NRC, Company or Shareholders’ Agent reasonably determine, after consultation with outside legal counsel, such press release, public announcement or filing with a Governmental Entity is required by Law or by the rules of any applicable self-regulatory organization with respect to its publicly-traded securities (in which case the disclosing party will notify the other parties prior to making the disclosure).

11.3.      Assignment; Parties in Interest.

11.3(a)   Assignment.  Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.  Notwithstanding the foregoing, NRC may, without consent of any other party, cause one or more subsidiaries of NRC to carry out all or part of the transactions contemplated hereby; provided that NRC shall, nevertheless, remain primarily liable for all of its obligations, and those of any such subsidiary, to Company and the Holders hereunder.

11.3(b)  Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with NRC or any of its Affiliates (including, for this purpose, Company).

11.4.      Law Governing Agreement.  This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

11.5.       Amendment and Modification.  No amendment or modification of or supplement to this Agreement shall be valid unless such amendment, modification or supplement is agreed upon in writing between NRC and Shareholders’ Agent.

11.6.      Waiver.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.7.       Notice.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to NRC or to Company after the Closing, to:

National Research Corporation
1245 Q Street
Lincoln, Nebraska  68508
Attention:                      President and Chief Executive Officer
Facsimile:                      (402) 475-9061

(with a copy to)

Benjamin F. Garmer, III
Russell E. Ryba
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202-5306
Facsimile:                       (414) 297-4900

or to such other person or address as NRC shall furnish to Company and Shareholders’ Agent in writing.

(b)	If to Company prior to the Closing, to:

Outcome Concept Systems, Inc.
1818 E. Mercer Street
Seattle, Washington 98112-4687
Attention:                      President and Chief Executive Officer
Facsimile:                      (206) 374-2920

(with a copy to)

Patrick J. Schultheis
Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Facsimile:                       (206) 883-2699

(c)	If to Shareholders’ Agent, to:

Amanda Twiss
1818 E. Mercer Street
Seattle, Washington 98112-4687
Facsimile:                       (206) 374-2920

(with a copy to)

Patrick J. Schultheis
Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Facsimile:                       (206) 883-2699

or to such other person or address as Shareholders’ Agent shall furnish to NRC in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery), unless sender confirms receipt through personal contact, in which case such communication shall be deemed delivered upon such confirmation; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

11.8.      Expenses.  Regardless of whether or not the transactions contemplated hereby are consummated:

11.8(a)   Brokerage.  Except as to Merriman Curhan Ford, Company, Shareholders’ Agent and NRC represent and warrant to each other that there is no broker involved or in any way connected with the transactions provided for herein on their behalf respectively and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.

11.8(b)   Expenses to be Paid by the Holders.  The Holders shall pay their own expenses in connection with the transactions contemplated by this Agreement, including any transfer tax imposed with respect to the transactions contemplated by this Agreement.

11.8(c)   Other.  Except as otherwise provided herein, each of the Parties shall bear its own expenses associated with the negotiation and consummation of the transactions contemplated hereby, including but not limited to legal, accounting, tax and financial advisors and consultants.

11.9.      Entire Agreement.  This Agreement, along with that certain Non-Disclosure Agreement executed by NRC, dated as of October 20, 2009 (the “Non-Disclosure Agreement”), embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.  Upon the Closing, the Non-Disclosure Agreement shall terminate.

11.10.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11.     Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

	NATIONAL RESEARCH CORPORATION	OUTCOME CONCEPT SYSTEMS, INC.
	(“NRC”)	(“Company”)

By:	/s/ Patrick E. Beans	By:	/s/ Amanda Twiss
	Patrick E. Beans		Amanda Twiss
	Vice President, Secretary and Treasurer		President and CEO

SHAREHOLDERS’ AGENT
(“Shareholders’ Agent”)

/s/ Amanda Twiss
Amanda Twiss

	SHAREHOLDERS	WARRANTHOLDERS

Vox Advisors, LLC

	/s/ Nancy L. Buller	By:	/s/ David L. Weld
	Nancy L. Buller	Name:	David L. Weld
		Title:	Managing Member

Columbia Pacific Opportunity Fund, L.P.

	/s/ Robert K. Henke	By:	/s/ Alexander Washburn
	Robert K. Henke	Name:	Alexander Washburn
		Title:	Manager

/s/ Timothy C. Ottersburg
Timothy C. Ottersburg

/s/ Mercy Z. Perez
Mercy Z. Perez

/s/ Lance Pilichowski
Lance Pilichowski

SHAREHOLDERS (CONTINUED)

/s/ Daniel Rappaport
Daniel Rappaport

/s/ Christina Schwien
Christina Schwien

/s/ Jessica Day Silverman
Jessica Day Silverman

/s/ Martha B. Tecca
Martha B. Tecca

/s/ Amanda Twiss
Amanda Twiss

Atlantis Investment Group

By:	/s/ Jose S. David
Name:	Jose S. David
Title:	CEO

/s/ James B. Bramson
James B. Bramson

/s/ Robert Felton
Robert Felton

/s/ Michael Marrus
Michael Marrus